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EXHIBIT 77D

FOR RIVERSOURCE VARIABLE PORTFOLIO - BALANCED FUND AND RIVERSOURCE VARIABLE PORTFOLIO - DIVERSIFIED EQUITY INCOME FUND:
At a Board meeting held on September 13-14, 2006, the non-fundamental investment policy that limits investments in securities of investment companies was eliminated.